Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 21, 2005
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM
AETRIUM RECEIVES OVER $6 MILLION IN GRAVITY FEED
TEST HANDLER ORDERS
St. Paul, Minn. (11/21/05)—Aetrium Incorporated (Nasdaq:ATRM) today announced the recent receipt of customer orders for multiple units of its 55V series of gravity feed test handlers. The orders total to more than $6 million and were placed by two U.S. headquartered integrated device manufacturers (IDMs) with facilities in Asia.
“We believe these orders reflect the general improvement in industry conditions that we anticipated would take place in the last half of 2005,” said Joseph C. Levesque, president and chief executive officer, “but they also reflect success for the strategies that we put in place during the most recent downturn to take best advantage of an industry upturn. Our 55V series of gravity feed test handlers is designed specifically for the newest and fastest growing package types, and nearly all of the equipment on these orders is for these new package types. A point of note is that each of these orders includes multiple units of our newest handler, the 55V8 quad site test handler, and clearly indicates our success in expanding our share of the multiple test site gravity feed test handler market. Finally, these orders include multiple unit orders from two separate southeast Asia facilities of one of our newest gravity feed test handler customers, and reflect our continued success in displacing a long term competitor at this large U.S. headquartered IDM.”
The units on these orders are scheduled for delivery during the remainder of this quarter and during the first quarter of 2006.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2004.
Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.